THIRD AMENDMENT AND WAIVER
                                     TO THE
                                CREDIT AGREEMENT

                         Dated as of September 30, 1997

     This THIRD AMENDMENT AND WAIVER dated as of September 30, 1997 (this "Third Amendment") is between Kaye Holding Corp., a Delaware corporation (the "Borrower"), and FLEET NATIONAL BANK, a national banking association, formerly known as Fleet National Bank of Connecticut and Shawmut Bank Connecticut, N.A. (the "Bank").

     PRELIMINARY STATEMENTS. The Borrower and the Bank entered into a Credit Agreement dated as of October 2, 1995, which Credit Agreement was amended by a First Amendment to the Credit Agreement dated as of March 31, 1996 and by a Second Amendment to the Credit Agreement dated as of May 15, 1996 (as so amended, the "Credit Agreement"). The Borrower and the Bank wish to amend the Credit Agreement further to: (i) extend the Revolving Loan Termination Date,
(ii) increase the Applicable Eurodollar Margin, (iii) amend the schedule pursuant to which the Bank's Commitment with respect to the Revolving Loans shall be automatically reduced, (iv) amend the covenant applicable to minimum interest coverage for the fiscal quarter ended September 30, 1997, (v) waive the covenant applicable to minimum fixed charge coverage for the fiscal quarters ending March 31, 1997 and June 30, 1997 and amend such covenant for each fiscal quarter thereafter, (vi) consent to the prepayment of the unsecured debt of Kaye Insurance Associates, Inc. and waive the covenants applicable to such prepayment and to Distributions to permit such prepayment and, (vii) consent to the merger of Kaye Holding Corp. into Kaye Group Inc. and waive the covenant applicable to mergers to permit such merger.

     NOW THEREFORE, the Borrower and the Bank agree as follows:

     Section 1. Amendments to the Credit Agreement. Effective as of September 30, 1997 and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the Credit Agreement is hereby amended as follows:

     (a) Section 1.1 (Definitions) of the Credit Agreement is amended by substituting for the defined terms "Applicable Eurodollar Margin" and "Revolving Loan Termination Date" the following:

     "Applicable Eurodollar Margin" means, for each Eurodollar Rate Loan comprising part of the same Borrowing, an amount equal to 2.50%

     "Revolving Loan Termination Date" means June 30, 2001; provided, however, if not fewer than sixty (60) days nor more than ninety (90) days prior to each


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     Anniversary Date, the Borrower requests the Bank to extend the Revolving
     Loan Termination Date for an additional year and if the Bank, in its sole discretion in writing within thirty (30) days of such request, grants such request, the Revolving Loan Termination Date means the date to which the Revolving Loan Termination Date has been so extended. If such day is not a Business Day, the Revolving Loan Termination Date shall be the next preceding Business Day.

     (b) Subsection (a) of Section 2.5 (Quarterly Reduction of Commitment) of the Credit Agreement is replaced with the following:

          "(a) On each March 31, June 30, September 30 and December 31, of each calendar year commencing on September 30, 1996 (the "Reduction Commencement Date") until the Revolving Loan Termination Date, the Commitment of the Bank shall be reduced automatically by an amount equal to the following:
     $625,000 for each of such dates from and including September 30, 1996 to and including June 30, 1997 and $468,750 for each of such dates thereafter."

     (c) Subsection (a) of Section 2.8 (Interest on the Revolving Loans) of the Credit Agreement is replaced with the following:

          "(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Base Rate Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Interest shall be payable on the last day of the Interest Period applicable thereto. Such interest shall accrue from and including the date of such Borrowing to but excluding the date of any repayment thereof and shall be computed on the basis of a fraction, the numerator of which is the actual number of days elapsed from the date of Borrowing and the denominator of which is three hundred sixty (360). Overdue principal of and, to the extent permitted by law, overdue interest on the Base Rate Loans shall bear interest for each day until paid at a rate per annum equal to the Default Rate."

     (d) Section 7.10 (Capital Expenditures) of the Credit Agreement is replaced with the following:

          "Make or permit to be made any Capital Expenditure in any fiscal year, or commit to make any Capital Expenditure in any fiscal year, which when added to the aggregate Capital Expenditures of the Borrower and its Subsidiaries theretofore made or committed to be made in that fiscal year, would exceed $1,500,000 excluding the aggregate amount of rentals and other costs paid and payable in such fiscal year with respect to leases (other than Capital Leases)."



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     (e) Section 7.14 (Minimum Interest Coverage) of the Credit Agreement is
amended to provide that for the fiscal quarter ending September 30, 1997, and only for such quarter, the minimum interest coverage requirement set forth in
Section 7.14 shall be 2.75 to 1.

     (f) Section 7.15 (Minimum Fixed Charge Coverage) of the Credit Agreement is amended to provide that the minimum fixed charge coverage requirement set forth in Section 7.15 for the fiscal quarter ending September 30, 1997 shall be 1.1 to 1 and for each fiscal quarter thereafter shall be 1.25 to 1.

     Section 2. Waivers and Consents

     (a) The Bank hereby waives those Events of Default that occurred under the Credit Agreement as a result of the failure of the Borrower to comply with
Section 7.14 for the fiscal quarters ending March 31, 1997 and June 30, 1997.

     (b) The Bank hereby consents to the prepayment (the "Prepayment") by the Borrower of $6,000,000 principal amount of unsecured debt of Kaye Insurance Associates, Inc. which debt has been assumed by the Borrower, and waives any Events of Default occurring under the Credit Agreement as a result of the failure of the Borrower thereby to comply with Sections 7.1(e) and 7.18 of the Credit Agreement.

     (c) The Bank hereby consents to the merger of Kaye Holding Corp. into Kaye Group Inc. (the "Merger") and waives any Events of Default occurring under the Credit Agreement as a result of the failure of the Borrower thereby to comply with Section 7.6 of the Credit Agreement.

     (d) Subject to Section 3, the foregoing waivers shall be effective only for those Events of Default specified in subsections (a), (b) and (c) above and shall not entitle the Borrower to any future waiver in similar or other circumstances.

     Section 3. Conditions of Effectiveness. Subject to the receipt by the Bank of a counterpart of this Third Amendment duly executed by the Borrower, this Third Amendment shall become effective as of September 30, 1997; provided, however, that the effectiveness of the consent and waiver with respect to the Merger described in Section 2(c) shall be subject to the execution and delivery by Kaye Group Inc. of (i) a confirmation and assumption agreement satisfactory to the Bank confirming Kaye Group Inc.'s assumption of all of the Borrower's obligations under the Credit Agreement and the Pledge Agreements and (ii) a replacement Revolving Note naming Kaye Group Inc. as borrower.



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     Section 4. Representations and Warranties of the Borrower. The Borrower
represents as follows:

          (a) The execution, delivery and performance by the Borrower of this Third Amendment and the Prepayment have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its shareholders; (ii) violate any provisions of its articles of incorporation or by-laws; (iii) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including without limitation, Regulations U and X), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to and binding upon the Borrower or any Subsidiary; (iv) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement (other than the Credit Agreement) or any other material agreement, lease or instrument to which the Borrower or any Subsidiary is a party or by which it or its Properties may be bound; or (v) result in, or require, the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower.

          (b) The consummation of the Merger will not (i) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement (other than the Credit Agreement) or any other material agreement, lease or instrument to which the Borrower or any Subsidiary is a party or by which it or its Properties may be bound; or (ii) result in, or require, the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower.

          (c) No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, or exemption by, any governmental or public body or authority, or any subdivision thereof, or any other Person, is required to authorize, or is required in connection with the execution, delivery and performance by the Borrower of, or the legality, validity, binding effect or enforceability of, this Third Amendment.

          (d) This Third Amendment, when delivered, will constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity.

          (e) The representations and warranties contained in Article 5 of the Credit Agreement are correct on and as of the date hereof as though made on and as of the date hereof.

          (f) Except for those waived by this Third Amendment, no Event of Default or Default has occurred and is continuing or would result from the signing of this Third Amendment, the Prepayment or the Merger or the transactions contemplated hereby.


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          (g) There has been no material adverse change in the financial condition, operations, Properties, business or business prospects of the Borrower and its Subsidiaries, if any, since the date of the last financial statements furnished to the Bank.

          (h) No actions, suits or proceedings or investigations (other than routine examinations performed by insurance regulatory authorities) are pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, or any Property of any of them before any court, governmental agency or arbitrator, which, if determined adversely to the Borrower or any Subsidiary, would, in any one case or in the aggregate, materially adversely affect the financial condition, operations, Properties, business or, to the knowledge of the Borrower, prospects of the Borrower and its Subsidiaries taken as a whole or the ability of the Borrower to perform its obligations under the Credit Agreement, as amended by this Third Amendment.

          (i) No information, exhibit or report furnished in writing by or on behalf of the Borrower or any officer or director of the Borrower to the Bank in connection with the negotiation of, or pursuant to the terms of, this Third Amendment contained when made any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not misleading.

     Section 5. Reference to and Effect on the Credit Agreement.

     (a) Upon the effectiveness of this Third Amendment, on and after the date hereof, each reference in the Credit Agreement to "this Credit Agreement", "hereunder", "hereof", "herein" or words of like import and each reference in the Revolving Note to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

     (b) Except as specifically amended above, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

     (c) The execution, delivery and effectiveness of this Third Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Bank under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

     Section 6. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable costs and expenses of the Bank in connection with the preparation, execution and delivery of this Third Amendment and any other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities hereunder. In addition, the Borrower shall pay any and all stamp and other


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taxes payable or determined to be payable in connection with the execution and delivery of this Third Amendment and any other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

     Section 7. Execution in Counterparts. This Third Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     Section 8. Governing Law. This Third Amendment shall be governed by, and construed in accordance with, the laws of the State of Connecticut.

     Section 9. Defined Terms. Capitalized terms used herein which are not expressly defined herein shall have the meanings ascribed to them in the Credit Agreement.


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     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                            KAYE HOLDING CORP.


                                            By
                                              ----------------------------------
                                            Name:
                                            Title:


                                            FLEET NATIONAL BANK


                                            By /s/ Vijay Nazareth
                                            Name: Vijay Nazareth
                                            Title: Vice President